Exhibit 5.2

HATHAWAY & KUNZ, P.C. STANLEY K. HATHAWAY, OF COUNSEL • BRENT R. KUNZ • RICK A. THOMPSON • MICHAEL ROSENTHAL • DOMINIQUE D.Y. CONE • JOHN E. MASTERS ASSOCIATES: KEVIN D. BOHNENBLUST • RYAN J. SCHWARTZ

May 6, 2005

Church & Dwight Company

325 Alchem Road

Green River, Wyoming 82935

RE:	Church & Dwight Co., Inc. and Church & Dwight Company, Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the State of Wyoming for Church & Dwight Company, a Wyoming corporation (the “Guarantor”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offer by Church & Dwight Co., Inc., a Delaware corporation (the “Company”) and the Guarantor to exchange up to $250,000,000 aggregate principal amount of new 6.00% Senior Subordinated Notes due 2012 (the “Exchange Notes”) for the outstanding 6.00% Senior Subordinated Notes 2012 (the “Outstanding Notes”). The Exchange Notes will be guaranteed by the Guarantor (the “Guaranty”) and issued under an Indenture dated as of December 22, 2004 (the “Indenture”) among the Company, the Guarantor and The Bank of New York, as trustee (the “Trustee”).

In connection with this opinion letter, we have examined the Registration Statement, the Indenture, originals, or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation and Bylaws of the Guarantor and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Sender’s E-Mail Address: rthompson@hkwyolaw.com

2515 Warren Ave., Suite 500 • P.O. Box 1208 • Cheyenne, WY 82003-1208 • 307.634.7723 • FAX: 307.634.0985 • www.hkwyolaw.com

Legal Assistants: Diana Gorman • Michelle Olson • Holly Kurz

Church & Dwight Company May 6, 2005 Page 2

Based upon the foregoing, we are of the opinion that:

1. The Guarantor has the requisite corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

2. The Indenture has been duly authorized, executed and delivered by the Guarantor.

3. The Guaranty has been duly authorized by the Guarantor.

The opinions expressed above are subject to the following limitations and qualifications:

The opinions expressed herein are limited to the laws of the State of Wyoming and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder. We express no opinion as to the adequacy or accuracy of any information contained in the Registration Statement or any other disclosure relating to the sale or exchange of the Exchange Notes. This opinion letter may not be used for any other purpose or in connection with any other transaction.

Very truly yours,

/s/    HATHAWAY & KUNZ, P.C.

RT: rp